Filed Pursuant to Rule 424(b)(5)
Registration No. 333- 298315
PROSPECTUS
Up to $100,000,000
CapsoVision, Inc.
Common Stock

We have entered into a sales agreement (the “Sales Agreement”) with Cantor Fitzgerald & Co. (“Cantor”) dated August 13, 2026, relating to the sale of shares of our common stock, par value $0.001 per share, offered by this prospectus. In accordance with the terms of the Sales Agreement, under this prospectus we may offer and sell shares of our common stock having an aggregate offering price of up to $100,000,000 from time to time through or to Cantor, acting as our agent or principal.
Our common stock is listed on The Nasdaq Capital Market under the symbol “CV.” On August 12, 2026, the last reported sale price of our common stock on The Nasdaq Capital Market was $6.86 per share.
Sales of our common stock, if any, under this prospectus will be made in sales deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Cantor is not required to sell any specific amount of securities, but will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between Cantor and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.
The compensation to Cantor for sales of common stock sold pursuant to the Sales Agreement will be up to 3.0% of the aggregate gross proceeds of any shares of common stock sold under the Sales Agreement. In connection with the sale of the common stock on our behalf, Cantor will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Cantor will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to Cantor with respect to certain liabilities, including liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Investing in our common stock involves a high degree of risk. Please read carefully the section entitled “Risk Factors” on page 7 of this prospectus and the “Risk Factors” section contained in the documents incorporated by reference in this prospectus before investing in our common stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Cantor
The date of this Prospectus is August 21, 2026

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may from time to time sell shares of our common stock having an aggregate offering price of up to $100,000,000 under this prospectus at prices and on terms to be determined by market conditions at the time of the offering.
You should only rely on the information contained in or incorporated by reference in this prospectus. We have not, and Cantor has not, authorized anyone to provide you with different information. We and Cantor take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. We and Cantor are not making offers to sell the common stock described in this prospectus in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.
Before purchasing our common stock, you should carefully read this prospectus together with the additional information described under the heading “Where You Can Find Additional Information” and “Information We Incorporate by Reference.” You should assume that the information contained in this prospectus is accurate only as of the date on its cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.
No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.
References in this prospectus to the terms “we,” “us,” “our,” “the Company,” “CapsoVision,” or other similar terms refer to CapsoVision, Inc.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
This prospectus, including the documents incorporated by reference herein, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. In some cases, you can identify forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “predict,” “project,” “potential,” “should,” “will,” or “would,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. In addition, these statements are based on our management’s beliefs and assumptions and on information currently available to our management as of the date of this prospectus. While we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statement:
•our expectations regarding the acceptance of our products by patients and doctors;
•our expectations regarding the potential market size for our current CapsoCam Plus capsule and CapsoCam Colon (once FDA cleared) and those markets that we may pursue;
•our plans to increase small bowel capsule sales following recent 510(k) clearance for pediatric use and telehealth supervision and related products currently under development;
•our expected timing for submission of 510(k) application for our second-generation of CapsoCam Colon capsule;
•our expected receipt of and related timing for FDA 510(k) clearance of our CapsoCam Colon capsule and related sales;
•our expected timing and enrollment size of our study CapsoCam UGI system and our expected resubmission of the Breakthrough Device Designation application following the study;
•our plans and efforts to expand into new indications in terms of new GI pathologies and expanded patient populations;
•our plans and efforts to introduce enhancements and improvements to our products and technologies, including the AI capabilities incorporated into our products;
•our commercialization capabilities and strategies, including our plans to increase revenues and sales capabilities in and outside the United States (the “U.S”);
•the implementation of our strategic plan for our business and products and technology;
•our relationships with, and capabilities of, our assembly manufacturers and component suppliers;
•the protection of our intellectual property (including our AI capabilities) including through patents and trade secret protections;
•the expected performance of our products;
•our ability to manage our growth;
•the anticipated use of proceeds from this offering;

•our expectations regarding the time during which we will be an emerging growth company under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) or smaller reporting company under U.S. securities laws;
•estimates of our expenses, future revenue, capital requirements, our needs for additional financing, and our ability to obtain additional capital;
•our ability to continue as a going concern;
•our future financial performance; and
•other risks and uncertainties discussed in “Risk Factors” in this prospectus supplement and Part I, Item 1A, Risk Factors in our most recent Annual Report on Form 10-K filed with the SEC, as such risk factors may be amended, supplemented or superseded from time to time by our subsequent periodic reports we file with the SEC, including our Quarterly Reports on Form 10-Q, and in any prospectus supplement.
Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. We caution you that the forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, are made only as of their respective dates. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.
Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained or incorporated by reference herein, whether as a result of any new information, future events, changed circumstances or otherwise.
You should read this prospectus, including the documents incorporated by reference herein, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus and in the documents we incorporate by reference. This summary does not contain all of the information you should consider before making an investment decision. You should read this entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors” beginning on page 7 of this prospectus, along with our consolidated financial statements and notes to those consolidated financial statements and the other information incorporated by reference in this prospectus.
Our Business
CapsoVision, Inc. is a global commercial-stage medical technology company focused on creating diagnostic and screening products to identify abnormalities of the GI tract. We develop advanced imaging and AI technologies in creating such products while maximizing the flexibility, convenience, profitability, and safety of patient care. We are a Delaware company, incorporated in 2005. Our corporate headquarters is located in Saratoga, California.
Currently, our GI-tract capsule endoscopy solution comprises our single-use CapsoCam capsule and the associated software, CapsoCloud and CapsoView. The CapsoCam capsule, with its panoramic view, acquires and stores video images in onboard memory while moving through the GI tract and the software component allows healthcare providers to view the video retrieved from the capsule by either streaming it from the cloud, where it is securely stored, anywhere at their convenience using our CapsoCloud software or downloading data from the capsule themselves and reviewing it in our CapsoView software. Our first U.S. Food and Drug Administration (“FDA”) cleared capsule endoscopy is our small bowel capsule (the current generation of which we refer to as CapsoCam Plus), for which we received a CE Mark in 2011 and began commercial sales in Europe in 2012, subsequent to which we received 510(k) clearance in 2016 and began commercial sales in the U.S. in 2017. CapsoCam Plus is classified as a Class II device and is used to visualize the small bowel mucosa to detect abnormalities of the small bowel in adults and children aged 2 years and above. As of June 30, 2026, our CapsoCam Plus has been used in more than 176,000 patients. For the six months ended June 30, 2026 and 2025, we generated approximately $6.4 million and $6.1 million, respectively, primarily in revenue from sales of CapsoCam Plus, an increase of approximately 6% over the prior period. For the years ended December 31, 2025 and 2024, we generated approximately $13.6 million and $11.8 million, respectively, primarily in revenue from sales of CapsoCam Plus, an increase of approximately 15% over the prior year. Our revenue has increased in each year since we began U.S. direct sales in 2020, primarily driven by an increase in the number of CapsoCam Plus capsules sold. We are in the process of updating CapsoCam Plus to add our self-developed AI assisted pathology detection technology. We made the related FDA 510(k) submission in December 2025. In response to the FDA's feedback, we submitted a proposal to the FDA in April 2026. As further requested by the FDA, we will conduct further analysis of the study data and expect to submit the analysis to the FDA by the end of August 2026. We anticipate to obtain FDA clearance by the end of the third quarter of 2026 with commercialization planned to begin in US shortly thereafter. We also made the initial EU submission in January 2026 and submitted the related technical documents in July 2026. By the date of this prospectus, we have commercialized the AI assisted CapsoCam Plus in EU. Our AI assisted pathology detection tools detect and highlight suspected abnormalities for a clinician, reducing their time to review a capsule video and making capsule endoscopy more financially attractive to their practice.
Building upon the commercial success and the existing design of our CapsoCam Plus capsule, we developed our next pipeline capsule endoscope, CapsoCam Colon. Our CapsoCam Colon capsule (i) leverages CapsoCam Plus’s existing capsule design with its panoramic view and (ii) incorporates both our self-developed AI to automatically detect polyps in the video and our polyp-size measurement tool enabled by a 3D sensor in the capsule (polyp size being highly correlated with a polyp’s risk of becoming cancer). We submitted the 510(k) application for our first generation CapsoCam Colon capsule to the FDA in June 2025 and received responses from the FDA in September 2025. During our meeting with the FDA in December 2025, the FDA raised inquiries on topics including panoramic image processing methodology, and the proposed study design, sample size and primary endpoint for an extended study. Based on our communications with the FDA, we have decided not to further pursue the first generation CapsoCam Colon capsule submission and approval, and to prioritize our resources for the development of our second generation CapsoCam Colon capsule, featuring improved imaging quality and increased field of review with use of AI and better lens. We also expanded a second arm pivotal study to enroll approximately

800 patients at up to 20 sites in the U.S. in preparation for submitting a new 510(k) application for the second generation CapsoCam Colon capsule. As of the date of this prospectus, we have completed the enrollment process of the second arm pivotal study with 801 patients enrolled. We currently expect to submit the 510(k) application for the second generation CapsoCam Colon capsule to the FDA in the fourth quarter of 2026, subject to any further requests from the FDA. The CapsoCam Colon would be classified as a Class II device. Additionally, we intend to seek EU approval and commercialization for the second generation CapsoCam Colon capsule shortly after the FDA clearance. There is no guarantee that the clinical results of any of our clinical trials will demonstrate the requisite performance needed to meet applicable regulatory requirements in order to obtain FDA clearance. Further, FDA review of our 510(k) submissions may be delayed and we may not receive 510(k) clearances from the FDA on a timely basis or at all.
We currently sell CapsoCam Plus capsules in the U.S. to our customers, which primarily include gastroenterologists practicing in clinics and/or hospitals, primarily through our in-house sales team. Outside the U.S., we sell CapsoCam Plus through a combination of our in-house sales team and qualified distributors. In 2025 and 2024, international sales accounted for 21% and 23% of total revenue.
We believe that our GI-tract capsule endoscopy solution is positioned to benefit from (i) our existing sales and marketing structure (with our in-house sales team and marketing team targeting sales of our various approved GI tract diagnostic products to the same target customer base), (ii) technological advancements (including improvements to our proprietary AI and other technologies and third-party supplier improvements in optics and storage capacity) and (iii) increased telemedicine adoption (following FDA clearance in December 2024 of remote ingestion of our CapsoCam Plus). We also believe our solution can be adapted to address new GI indications. Potential new medical indications include pancreatic cancer and esophageal medical conditions (such as esophageal varices and Barrett’s esophagus). In connection with our efforts to address pancreatic cancer, we submitted an FDA “Breakthrough Device Designation” for our capsule endoscopy solution on November 6, 2025. A response from FDA in January 2026 determined that the CapsoCam UGI, our capsule endoscopy system for use in early-stage pancreatic cancer detection, does allow for visualization of the papilla and its abnormalities, for both pre-cancerous and cancerous lesions. Due to the fact that the device does not specifically define diagnostic criteria, the application was not approved. Following the FDA’s response, we initiated a study for early pancreatic cancer detection using the CapsoCam UGI system in May 2026. This study will build on established scientific literature and engage leading opinion leaders, including leadership of leading societies in the pancreatobiliary field, to define malignancy diagnosis criteria with the device. This study is expected to enroll up to 140 patients using the CapsoCam UGI system. As of the date of this prospectus, three patients have been enrolled in this study. The study continues and we are working on expanding a number of clinical sites participating in the study. The Company expects to resubmit the Breakthrough Device Designation application following the study, when additional data is available. The breakthrough designation is a part of the on-going project, potentially supplementing the regulatory pathway and approval for early pancreas cancer detection. We plan to commence clinical studies of CapsoCam’s accuracy in screening esophageal varices (i.e. enlarged blood veins in the esophagus) in cirrhotic patients with portal hypertension in the second half of 2027 subject to timely availability of sufficient funding and liquidity and/or potential adjustment of our clinical development priorities.
Corporate Information
Our principal executive office is located at 18805 Cox Avenue, Suite 250, Saratoga, California 95070, our telephone number is (408) 624-1488, and our website is www.capsovision.com. The information contained on or that can be accessed through our website does not constitute part of this prospectus, except for reports filed with the SEC that are specifically incorporated herein by reference.

THE OFFERING

Issuer	CapsoVision, Inc.

Common Stock Offered By Us	Shares of our common stock having an aggregate offering price of up to $100,000,000.

Common Stock to be Outstanding After this Offering
Up to 64,609,407 shares of our common stock, assuming sales of 14,577,259 shares of common stock in this offering at an offering price of $6.86 per share, which was the last reported sale price of our common stock on The Nasdaq Capital Market on August 12, 2026. The actual number of shares issued will vary depending on the sales prices at which such shares are sold pursuant to this offering.

Manner of Offering
We will sell the shares of our common stock offered hereby by any method permitted that is deemed an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act, through our sales agent, Cantor. See “Plan of Distribution.”

Use of Proceeds
We intend to use the net proceeds from the sale of any common stock offered under this prospectus for general corporate purposes, including sales and marketing, research and development activities, general and administrative matters and working capital.
Pending the specific use of net proceeds as described in this prospectus, we intend to invest the net proceeds to us from this offering in money market funds. See “Use of Proceeds.”

Nasdaq Capital Market Symbol	“CV”

Risk Factors
Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus and in the documents incorporated by reference into this prospectus for a discussion of certain factors to consider carefully before deciding to purchase any shares of our common stock.

The number of shares of our common stock to be outstanding after this offering is based on 50,032,148 shares of our common stock outstanding as of June 30, 2026, and excludes the following:
•168,898 shares of our common stock issuable upon the exercise of outstanding warrants as of June 30, 2026 with a weighted-average exercise price of $6.25 per share;

•3,734,268 shares of our common stock issuable upon the exercise of outstanding stock options as of June 30, 2026, with a weighted-average exercise price of $4.53 per share;

•12,138 shares of our common stock issuable upon vesting of outstanding restricted stock units as of June 30, 2026; and

•3,638,505 shares of our common stock reserved for future issuance under our 2025 Equity Incentive Plan (the “2025 Plan”), as well as any future increases in the number of shares of common stock reserved for issuance under the 2025 Plan.

RISK FACTORS
Investing in our common stock involves a high degree of risk. Before deciding to invest in our common stock, you should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus and in the documents incorporated by reference herein, including the risks described in “Item 1A. Risk Factors” of our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q filed with the SEC, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC, including subsequent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. If any of these risks actually occur, our business, prospects, operating results and financial condition could suffer materially. In such event, the trading price of our common stock could decline and you might lose all or part of your investment.
Risks Related to Our Common Stock
We are an emerging growth company and a smaller reporting company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies and smaller reporting companies will make our common stock less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act. We will remain an “emerging growth company” until the earliest to occur of:
•the last day of the fiscal year during which our total annual revenue equals or exceeds $1.235 billion (subject to adjustment for inflation);
•the last day of the fiscal year following the fifth anniversary of our IPO;
•the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; or
•the date on which we are deemed to be a “large accelerated filer” under the Exchange Act.
As a result of our “emerging growth company” status, we may take advantage of exemptions from various reporting requirements that would otherwise be applicable to public companies including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates plus the aggregate amount of gross proceeds to us as a result our IPO is less than $700.0 million and our annual revenue is less than $100.0 million during the most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250.0 million or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700.0 million.
If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our annual report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation. Investors may find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and the market price of our common stock may be adversely affected and more volatile.

We do not intend to pay dividends in the foreseeable future. As a result, your ability to achieve a return on your investment will depend on appreciation in the market price of our common stock.
We have never declared or paid cash dividends on our capital stock, and we do not currently intend to pay any cash dividends on our capital stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination related to dividend policy will be made at the discretion of our board of directors, subject to applicable laws, and will depend upon, among other factors, our results of operations, prospects, financial condition, contractual restrictions and capital requirements. In addition, our ability to pay cash dividends on our capital stock may be limited by the terms of any future debt or preferred securities we issue or any future credit facilities we enter into.
Accordingly, investors must for the foreseeable future rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.
We may require additional capital to support business growth, and this capital might not be available on terms favorable to us, or at all, and may dilute existing stockholders’ ownership of our common stock.
We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges and opportunities, including the need to develop new products, enhance our existing products, enhance our operating infrastructure, potentially expand internationally, and potentially acquire complementary businesses and technologies. In order to achieve these objectives, we may make future commitments of capital resources. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our common stock. In addition, the incurrence of indebtedness would increase our fixed obligations and include covenants or other restrictions that would impede our ability to manage our operations. Further, if additional financing is needed, we may not be able to obtain additional financing on terms favorable to us or at all. Our inability to obtain adequate financing or financing on terms satisfactory to us, when we require it, could significantly limit our ability to continue supporting our business growth and responding to business challenges and opportunities.
Sales of a substantial number of shares of our common stock in the public market could cause our stock price to fall.
Sales of a substantial number of shares of our common stock in the public market could occur at any time. Lock-up agreements covering approximately 41.1 million pre-IPO shares of our outstanding common stock entered into in connection with our IPO expired in early January 2026 and these shares may now be sold, subject to any applicable volume limitations under federal securities laws, at any time. If our stockholders sell, or the market perceives that our stockholders intend to sell, substantial amounts of our common stock in the public market, the market price of our common stock could decline significantly and impair our ability to raise adequate capital through the sale of additional equity or equity-linked securities at a time and price that we deem appropriate. If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market, the trading price of our common stock could decline.
The market price of our common stock may be volatile, which could cause the value of your investment to decline.
The market price of our common stock may be highly volatile and could be subject to wide fluctuations. Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market, or political conditions, could reduce the market price of our common stock regardless of our operating performance. In addition, our results of operations could be below the expectations of public market analysts and investors due to a number of potential factors, including variations in our quarterly results of operations, additions or departures of key management personnel, failure to meet analysts’ earnings estimates, publication of research reports about our industry, litigation and government investigations, data privacy and security-related events, changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting our business, adverse market reaction to any indebtedness we may incur or securities we may issue in the future, changes in market valuations of similar companies or speculation in the press or investment community, announcements by our competitors, adverse publicity about the medical device industry, or individual scandals, and, in response, the market price of our common stock could decrease significantly.
Stock markets experience extreme price and volume fluctuations. In the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. Such litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.
If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.
The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. Although we have research coverage by analysts, if coverage is not maintained, the market price for our stock would be negatively impacted. If any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our results of operations fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.
We or the third parties we depend on may be adversely affected by natural disasters and other catastrophic events, and our business continuity and disaster recovery plans may not adequately protect us from a serious natural disaster or other catastrophic event. Any interruption in our operations or the operations of third parties who supply components or other materials for our products may have a material adverse effect on our business, financial condition, results of operations, and prospects.
Severe weather, natural disasters and other catastrophic events, including pandemics or other public health crises (such as the COVID-19 pandemic), earthquakes, tsunamis, hurricanes, floods, fires, explosions, accidents, power outages, cyber attacks, telecommunications failures, mechanical failures, unscheduled downtimes, civil unrest, strikes, transportation interruptions, unpermitted discharges or releases of toxic or hazardous substances, other environmental risks, wars or other conflicts (including wars in Ukraine and the Middle East), sabotage, terrorist attacks, or other intentional acts of vandalism or misconduct could severely disrupt our operations, or the operations of third parties who manufacture or supply components or other materials for our products, and have a material adverse effect on our business, financial condition, results of operations, and prospects.
If a natural disaster or other catastrophic event occurs that prevents us or third-party suppliers or manufacturers from using all or a significant portion of our or their headquarters or other facilities, that damages critical infrastructure or that otherwise disrupts operations, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time. The disaster recovery and business continuity plans we have in place currently are limited and are unlikely to prove adequate in the event of a serious disaster or similar catastrophic event. The potential impact of any disruption would depend on the nature and extent of the damage caused by a disaster. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans, which, particularly when taken together with our lack of earthquake insurance, could have a material adverse effect on our business, financial condition, results of operations, and prospects.
In addition, our corporate headquarters and manufacturing facilities are located in Saratoga, California, near major earthquake faults and fire zones. We do not carry earthquake insurance. Furthermore, integral parties in our supply chain are similarly vulnerable to natural disasters or other sudden, unforeseen, and severe adverse events. If such an event were to affect our supply chain, it could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Risks Related to this Offering
If you purchase the common stock sold in this offering, you may experience immediate and substantial dilution in your investment. You may experience further dilution if we issue additional equity securities in the future.
Because the price per share of our common stock being offered may be higher than the current book value per share of our common stock, you may experience immediate and substantial dilution with respect to the net tangible book value of the shares of common stock you purchase in this offering. Assuming sales of 14,577,259 shares of our common stock in this offering at an offering price of $6.86 per share, which was the last reported sale price of our common stock on The Nasdaq Capital Market on August 12, 2026, for aggregate gross proceeds of approximately $100,000,000, and after deducting commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2026 would have been $109.9 million or $1.70 per share of common stock. See “Dilution.” The actual amount of dilution will be based on a number of factors, including the use of proceeds, and cannot be determined at this time. We may also choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders or result in downward pressure on the price of our common stock.
We have broad discretion in how we use the net proceeds of this offering, and we may not use these proceeds effectively or in ways with which you agree.
Our management will have broad discretion as to the application of the net proceeds of this offering and could use them for purposes other than those contemplated at the time of this offering. See “Use of Proceeds.” Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not yield profitable results or increase the market price of our common stock.
The common stock offered hereby will be sold in “at the market offerings,” and investors who buy shares at different times will likely pay different prices.
Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices and numbers of shares sold, and the Sales Agreement does not specify any required minimum or maximum sales price. Investors may experience a decline in the value of their shares as a result of share sales made at prices lower than the prices they paid.
The actual number of shares we may issue under the Sales Agreement, at any one time or in total, is uncertain and you may experience future dilution as a result of future equity offerings.
Subject to certain limitations in the Sales Agreement and compliance with applicable law, we have the discretion to submit an order to Cantor to sell shares of our common stock at any time throughout the term of the Sales Agreement. The number of shares that are sold by Cantor after we submit any such order will fluctuate based on the market price of the common stock during the sales period and limits we set with Cantor. Because the price per share of each share sold will fluctuate based on the market price of our common stock during the sales period, it is not possible at this stage to predict the number of shares that will be ultimately issued. In addition, in order to raise additional capital, we may offer in the future additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into our common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

USE OF PROCEEDS
We intend to use the net proceeds from the sale of any common stock offered under this prospectus for general corporate purposes, including sales and marketing, research and development activities, general and administrative matters, and working capital.
Pending the specific use of net proceeds as described in this prospectus, we intend to invest the net proceeds to us from this offering in money market funds.

DILUTION
If you invest in our common stock, your interest will be diluted to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering. Our net tangible book value of our common stock as of June 30, 2026 was approximately $13.2 million, or approximately $0.26 per share of common stock based upon 50,032,148 shares outstanding. Net tangible book value per share is equal to our total tangible assets, less our total liabilities, divided by the total number of shares outstanding as of June 30, 2026.
After giving effect to the sale of our common stock in this offering in the aggregate amount of $100,000,000 at an assumed offering price of $6.86 per share, the last reported sale price of our common stock on The Nasdaq Capital Market on August 12, 2026, and after deducting commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2026 would have been $109.9 million, or $1.70 per share of common stock. This represents an immediate increase in net tangible book value of $1.44 per share to our existing stockholders and an immediate dilution in net tangible book value of $5.16 per share to new investors in this offering.
The following table illustrates this calculation on a per share basis. The as adjusted information is illustrative only and will adjust based on the actual price to the public, the actual number of shares sold and other terms of the offering determined at the time shares of our common stock are sold pursuant to this prospectus. The as adjusted information assumes that all of our common stock in the aggregate amount of $100,000,000 is sold at the assumed offering price of $6.86 per share, the last reported sale price of our common stock on The Nasdaq Capital Market on August 12, 2026. The shares sold in this offering, if any, will be sold from time to time at various prices.

Assumed public offering price per share		$6.86
Net tangible book value per share as of June 30, 2026	$0.26
Increase in net tangible book value per share attributable to this offering	$1.44
As adjusted net tangible book value per share after giving effect to this offering		$1.70
Dilution per share to new investors participating in this offering		$5.16
The table and calculations above are based on 50,032,148 shares of our common stock outstanding as of June 30, 2026, and exclude the following:
•168,898 shares of our common stock issuable upon the exercise of outstanding warrants as of June 30, 2026 with a weighted-average exercise price of $6.25 per share;
•3,734,268 shares of our common stock issuable upon the exercise of outstanding stock options as of June 30, 2026, with a weighted-average exercise price of $4.53 per share;
•12,138 shares of our common stock issuable upon vesting of outstanding restricted stock units as of June 30, 2026; and
•3,638,505 shares of our common stock reserved for future issuance under our 2025 Equity Incentive Plan (the “2025 Plan”), as well as any future increases in the number of shares of common stock reserved for issuance under the 2025 Plan.
An increase of $1.00 per share in the price at which the shares are sold from the assumed offering price of $6.86 per share shown in the table above would increase our adjusted net tangible book value per share after the offering to $1.75 per share and would increase the dilution in net tangible book value per share to new investors in this offering to $6.11 per share, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $1.00 per share in the price at which the shares are sold from the assumed offering price of $6.86 per share shown in the table above would decrease our adjusted net tangible book value per share after the offering to $1.64 per share and would decrease the dilution in net tangible book value per share to new investors in this offering to $4.22 per share, after deducting commissions and estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only.

To the extent that outstanding warrants and options are exercised or outstanding restricted stock units vest, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities may result in further dilution to our stockholders.

PLAN OF DISTRIBUTION
We have entered into the Sales Agreement with Cantor under which we may offer and sell up to $100,000,000 of our common stock from time to time through Cantor acting as our sales agent or principal. Sales of our common stocks, if any, under this prospectus will be made by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act.
Each time we wish to issue and sell our common stock under the Sales Agreement, we will notify Cantor of the number of shares of common stock to be issued, the dates on which such sales are anticipated to be made, any limitation on the number of shares of common stock to be sold in any one day and any minimum price below which sales may not be made. Once we have so instructed Cantor, unless Cantor declines to accept the terms of such notice, Cantor has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell on our behalf all of the shares of common stock requested to be sold by us under the terms and subject to the conditions set forth in the Sales Agreement. The obligations of Cantor under the Sales Agreement to sell our common stock are subject to a number of conditions that we must meet.
The settlement of sales of common stock between us and Cantor will occur, unless the parties otherwise agree, on the first trading day following the date on which the sale was made. Sales of our common stock as contemplated in this prospectus will be settled through the facilities of The Depository Trust Company or by such other means as we and Cantor may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.
We will pay Cantor a commission of up to 3.0% of the aggregate gross proceeds we receive from each sale of our common stock under the Sales Agreement. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. In addition, we have agreed to reimburse Cantor for the fees and expenses of its counsel in an amount not to exceed $75,000 in connection with the execution and initial filing of the Sales Agreement with the SEC and for certain ongoing fees and expenses. We estimate that the total expenses for the offering, excluding any commissions or expense reimbursement payable to Cantor under the terms of the Sales Agreement, will be approximately $0.39 million. The remaining sale proceeds, after deducting any other transaction fees, will equal our net proceeds from the sale of such common stock.
Cantor will provide written confirmation to us before the open on The Nasdaq Capital Market on the day following each day on which our common stock is sold under the Sales Agreement. Each confirmation will include the number of shares of common stock sold on that day, the aggregate gross proceeds of such sales and the proceeds to us.
In connection with the sale of our common stock on our behalf, Cantor will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of Cantor will be deemed to be underwriting commissions or discounts. We have agreed to indemnify Cantor against certain civil liabilities, including liabilities under the Securities Act. We have also agreed to contribute to payments Cantor may be required to make in respect of such liabilities.
The offering of our common stock pursuant to the Sales Agreement will terminate upon the termination of the Sales Agreement as permitted therein. We and Cantor may each terminate the Sales Agreement at any time upon ten (10) business days’ prior notice.
This summary of the material provisions of the Sales Agreement does not purport to be a complete statement of its terms and conditions. The Sales Agreement is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated by reference in this prospectus.
Cantor and its affiliates may in the future provide various investment banking, commercial banking, financial advisory and other financial services for us and our affiliates, for which services they may in the future receive customary fees. In the course of its business, Cantor may actively trade our securities for its own account or for the accounts of customers, and, accordingly, Cantor may at any time hold long or short positions in such securities.

This prospectus may be made available in electronic format on a website maintained by Cantor, and Cantor may distribute this prospectus electronically.

LEGAL MATTERS
The validity of the shares of common stock being offered by this prospectus will be passed upon for us by O’Melveny & Myers LLP. Certain matters will be passed upon for Cantor by Duane Morris LLP.
EXPERTS
The financial statements of CapsoVision, Inc. as of and for the years ended December 31, 2024 and 2025 incorporated by reference in this prospectus, have been audited by Baker Tilly US, LLP, an independent registered public accounting firm, as set forth in their report incorporated by reference in this prospectus, in reliance upon such report and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. This prospectus does not contain all of the information included in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. We also maintain a website located at www.capsovision.com, where these SEC filings and other information about the Company can be accessed, free of charge, as soon as reasonably practicable after we electronically file the information with, or furnish it to, the SEC. The information contained on or that can be accessed through our website does not constitute part of this prospectus, except for reports filed with the SEC that are specifically incorporated herein by reference.

INFORMATION WE INCORPORATE BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent a statement contained in this prospectus or in any other subsequently filed document that is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. We incorporate by reference in this prospectus the following documents and reports we filed with the SEC (other than, in each case, the portions that are deemed to have been furnished and not filed in accordance with SEC rules):
•our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 26, 2026;
•the portions of our definitive proxy statement on Schedule 14A that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC on April 28, 2026;
•our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2026, filed with the SEC on May 14, 2026, and for the fiscal quarter ended June 30, 2026, filed with the SEC on August 13, 2026;
•our Current Reports on Form 8-K filed with the SEC on March 13, 2026, March 20, 2026 (with respect to Items 1.01, 3.02, 8.01 and Exhibits 10.1 and 10.2 of Item 9.01 only), June 12, 2026, July 2, 2026 (with respect to Item 5.02 and Exhibits 10.1 and 10.2 of Item 9.01 only), August 13, 2026 (with respect to Item 1.01 and Exhibit 10.1 of Item 9.01 only), and August 18, 2026; and
•the description of our common stock, par value $0.001 per share, contained in our Registration Statement on Form 8-A, filed with the SEC on June 13, 2025 (File No. 001-42705), and any amendments or reports filed for the purpose of updating such description.
We also incorporate by reference the information contained in all other documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, (other than the portions that are deemed to have been furnished and not filed in accordance with SEC rules, unless otherwise indicated therein), on or after the date of the registration statement of which this prospectus forms a part and prior to its effectiveness and prior to the completion of the offering of all securities under this prospectus and any prospectus supplement. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus and any accompanying prospectus supplement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any accompanying prospectus supplement. We will provide to each person, including any beneficial owner, to whom a prospectus (or a notice of registration in lieu thereof) is delivered, a copy of any or all of the documents incorporated by reference in this prospectus or any accompanying prospectus supplement (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference in the document requested) at no cost. Any such request can be made by writing or telephoning us at the following address and telephone number:
CapsoVision, Inc.
18805 Cox Avenue, Suite 250
Saratoga, CA 95070
Telephone: (408) 624-1488

Up to $100,000,000
CapsoVision, Inc.
Common Stock

PROSPECTUS

Cantor
August 21, 2026